EXHIBIT 1.A.3(a)

                        PRINCIPAL UNDERWRITING AGREEMENT


         THIS PRINCIPAL UNDERWRITING AGREEMENT made and effective as of the 30th day of April, 1998, by and between AFSG SECURITIES CORPORATION ("AFSG"), a Pennsylvania corporation, and PFL LIFE INSURANCE COMPANY ("PFL"), an Iowa corporation, on its own behalf and on behalf the separate investment accounts of PFL set forth in EXHIBIT A attached hereto and made a part hereof (collectively, the "Account").

                                   WITNESSETH:

         WHEREAS, the Account was established or acquired by PFL under the laws of the State of Iowa, pursuant to a resolution of PFL's Board of Directors in order to set aside the investment assets attributable to certain flexible premium, multi-funded annuity contracts ("Contracts") issued by PFL;
         WHEREAS, PFL has registered or will register the Account with the Securities and Exchange Commission ("SEC") as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act");
         WHEREAS, PFL has registered or will register the Contracts under the Securities Act of 1933 (the "1933 Act");
         WHEREAS, AFSG is and will continue to be registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934 (the "1934 Act"), and a member of the National Association of Securities Dealers, Inc. (the "NASD") prior to the offer and sale of the Contracts; and
         WHEREAS, PFL proposes to have the Contracts sold and distributed through AFSG, and AFSG is willing to sell and distribute such Contracts under the terms stated herein;
         NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

         1. APPOINTMENT AS DISTRIBUTOR/PRINCIPAL UNDERWRITER. PFL grants to AFSG the exclusive right to be, and AFSG agrees to serve as, distributor and principal underwriter of the Contracts during the term of this Agreement. AFSG agrees to use its best efforts to solicit applications for the Contracts and otherwise perform all duties and functions, which are necessary and proper for the distribution of the Contracts.
         2. PROSPECTUS. AFSG agrees to offer the Contracts for sale in accordance with the registration statements and prospectus therefor then in effect. AFSG is not authorized to give any information or to make any representations concerning the Contracts other than those contained in the current prospectus therefor filed with the SEC or in such sales literature as may be authorized by PFL.
         3. CONSIDERATIONS. All premiums, purchase payments or other moneys payable under the Contracts shall be remitted promptly in full together with such application, forms and any other required documentation to PFL or its designated servicing agent and shall become the exclusive property of PFL. Checks or money orders in payment under the Contracts shall be drawn to the order of "PFL Life Insurance Company" and funds may be remitted by wire if prior written approval is obtained from PFL.
         4. COPIES OF INFORMATION. On behalf of the Account, PFL shall furnish AFSG with copies of all prospectuses, financial statements and other documents which AFSG reasonably requests for use in connection with the distribution of the Contracts.
         5. REPRESENTATIONS. AFSG represents that it is (a) duly registered as a broker-dealer under the 1934 Act, (b) a member in good standing of the NASD and
(c) to the extent necessary to offer the Contracts, duly registered or otherwise qualified under the securities laws of any state or other jurisdiction. AFSG shall be responsible for carrying out its sales and underwriting obligations hereunder in continued compliance with the NASD Rules and federal and state securities and insurance laws and regulations. Further, AFSG represents and warrants that it will adopt, abide by and enforce the principles set forth in the Principles and Code of Ethical Market Conduct of the Insurance Marketplace Standards Association as adopted by the Company.
         6. OTHER BROKER-DEALER AGREEMENTS. AFSG is hereby authorized to enter into written sales agreements with other independent broker-dealers for the sale of the Contracts. All such sales agreements entered into by AFSG shall provide that each independent broker-dealer will assume full responsibility for continued compliance by itself and by its associated persons with the NASD Rules and applicable federal and state securities and insurance laws, shall provide that each independent broker-dealer will adopt, abide by and enforce the principles set forth in the Principles and Code of Ethical Market Conduct of the Insurance Marketplace Standards Association as adopted by the Company, and shall be in such form and contain such other provisions as PFL may from time to time require. All associated persons of such independent broker-dealers soliciting applications for the Contracts shall be duly and appropriately registered by the NASD and licensed and appointed by PFL for the sale of Contracts under the insurance laws of the applicable states or jurisdictions in which such Contracts may be lawfully sold. All applications for Contracts solicited by such broker-dealers through their representatives, together with any other required documentation and premiums, purchase payments and other moneys, shall be handled as set forth in paragraph 3 above.
         7. INSURANCE LICENSING AND APPOINTMENTS. PFL shall apply for the proper insurance licenses and appointments in appropriate states or jurisdictions for the designated persons associated with AFSG or with other independent broker-dealers that have entered into sales agreements with AFSG for the sale of Contracts, provided that PFL reserves the right to refuse to appoint any proposed registered representative as an agent or broker, and to terminate an agent or broker once appointed.
         8. RECORDKEEPING. PFL and AFSG shall cause to be maintained and preserved for the periods prescribed such accounts, books, and other documents as are required of them by the

1940 Act, and 1934 Act, and any other applicable laws and regulations. The books, accounts and records of PFL, of the Account, and of AFSG as to all transactions hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions. PFL (or such other entity engaged by PFL for this purpose), on behalf of and as agent for AFSG, shall maintain AFSG's books and records pertaining to the sale of Contracts to the extent as mutually agreed upon from time to time by PFL and AFSG; provided that such books and records shall be the property of AFSG, and shall at all times be subject to such reasonable periodic, special or other audit or examination by the SEC, NASD, any state insurance commissioner and/or all other regulatory bodies having jurisdiction. PFL shall be responsible for sending on behalf of and as agent for AFSG all required confirmations on customer transactions in compliance with applicable regulations, as modified by an exemption or other relief obtained by PFL. AFSG shall cause PFL to be furnished with such reports as PFL may reasonably request for the purpose of meeting its reporting and record-keeping requirements under the insurance laws of the State of Iowa and any other applicable states or jurisdictions. PFL agrees that its records relating to the sale of Contracts shall be subject to such reasonable periodic, special or other audit or examination by the SEC, NASD, and any state insurance commissioner and/or all other regulatory bodies having jurisdiction.
         9. COMMISSIONS. PFL shall have the responsibility for paying on behalf of AFSG (a) any compensation to other independent broker-dealers and their associated persons due under the terms of any sales agreements entered into pursuant to paragraph 6 above, between AFSG and such broker-dealers as agreed to by PFL and (b) all commissions or other fees to associated persons of AFSG which are due for the sale of the Contracts in the amounts and on such terms and conditions as PFL and AFSG determine. Notwithstanding the preceding sentence, no broker-dealer, associated person or other individual or entity shall have an interest in any deductions or other fees payable to AFSG as set forth herein.

         10. EXPENSE REIMBURSEMENT. PFL shall reimburse AFSG for all costs and expenses incurred by AFSG in furnishing the services, materials, and supplies required by the terms of this Agreement.
         11. INDEMNIFICATION. PFL agrees to indemnify AFSG for any losses incurred as a result of any action taken or omitted by AFSG, or any of its officers, agents or employees, in performing their responsibilities under this Agreement in good faith and without willful misfeasance, gross negligence, or reckless disregard of such obligations.
         12. REGULATORY INVESTIGATIONS. AFSG and PFL agree to cooperate fully in any insurance or judicial regulatory investigation or proceeding arising in connection with Contracts distributed under this Agreement. AFSG and PFL further agree to cooperate fully in any securities regulatory inspection, inquiry, investigation or proceeding or any judicial proceeding with respect to PFL, AFSG, their affiliates and their representatives to the extent that such inspection, inquiry, investigation or proceeding or judicial proceeding is in connection with Contracts distributed under this Agreement. Without limiting the foregoing:
         (a) AFSG will be notified promptly of any customer complaint or notice of any regulatory inspection, inquiry investigation or proceeding or judicial proceeding received by PFL with respect to AFSG or any representative or which may affect PFL's issuance of any Contracts marketed under this Agreement; and
         (b) AFSG will promptly notify PFL of any customer complaint or notice of any regulatory inspection, inquiry, investigation or judicial proceeding received by AFSG or any representative with respect to PFL or its affiliates in connection with any Contracts distributed under this Agreement.
         In the case of a customer complaint, AFSG and PFL will cooperate in investigating such complaint and shall arrive at a mutually satisfactory response.

         13. TERMINATION.
         (a) This Agreement may be terminated by either party hereto upon 60 days' prior written notice to the other party.
         (b) This Agreement may be terminated upon written notice of one party to the other party hereto in the event of bankruptcy or insolvency of such party to which notice is given.
         (c) This Agreement may be terminated at any time upon the mutual written consent of the parties hereto.
         (d) AFSG shall not assign or delegate its responsibilities under this Agreement without the written consent of PFL.
         (e) Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the obligations to settle accounts hereunder, including payments or premiums or contributions subsequently received for Contracts in effect at the time of termination or issued pursuant to applications received by PFL prior to termination.
         14. REGULATORY IMPACT. This Agreement shall be subject to, among other laws, the provisions of the 1940 Act and the 1934 Act and the rules, regulations, and rulings thereunder and of the NASD, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.
         AFSG shall submit to all regulatory and administrative bodies having jurisdiction over the operations of the Account, present or future; and will provide any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations.
         15. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         16. CHOICE OF LAW. This Agreement shall be construed, enforced and governed by the laws of the State of Iowa.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officials as of the day and year first above written.


AFSG SECURITIES CORPORATION                PFL LIFE INSURANCE COMPANY


By: /s/ LORRI E. MEHAFFEY                  By: /s/ WILLIAM L. BUSLER
    ---------------------                      ---------------------
    Lorrie E. Mehaffey                         William L. Busler

Title: President                           Title: President
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                                    EXHIBIT A

1.       PFL Life Variable Annuity Account A
2.       PFL Endeavor VA Separate Account
3.       PFL Wright Variable Annuity Account
4.       PFL Retirement Builder Variable Annuity Account
5.       PFL Endeavaor Target Account

                                  AMENDMENT TO
                        PRINCIPAL UNDERWRITING AGREEMENT


         This Amendment to Principal Underwriting Agreement is made and effective as of the 1st day of October, 1999, by and between AFSG SECURITIES CORPORATION ("AFSG"), a Pennsylvania corporation, and PFL LIFE INSURANCE COMPANY ("PFL"), an Iowa corporation, on its own behalf and on behalf the separate investment accounts of PFL set forth in EXHIBIT A attached hereto and made a part hereof (collectively, the "Account").

                                   WITNESSETH:

         WHEREAS, AFSG and PFL entered into an Underwriting Agreement on the 30th day of April, 1998 (the "Agreement") and desire to adjust certain provisions of the Underwriting Agreement;
         WHEREAS, the Account was established or acquired by PFL under the laws of the State of Iowa, pursuant to a resolution of PFL's Board of Directors in order to set aside the investment assets attributable to certain flexible premium variable life insurance policies and certain flexible premium, multi-funded life annuity contracts ("Contracts") issued by PFL;
         WHEREAS, PFL has registered or will register the Account with the Securities and Exchange Commission ("SEC") as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act") or will not register the Account in proper reliance upon an exclusion from registration under the 1940 Act; and
         WHEREAS, PFL has registered or will register the Contracts under the Securities Act of 1933 (the "1933 Act") or that the Contracts are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act;
         NOW, THEREFORE, the parties, intending to be legally bound, hereby agree to amend the Underwriting Agreement as follows:

     1. Exhibit A attached hereto and by this reference made a part hereof replaces and supersedes Exhibit A of the Agreement.
     2. All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. In the event of a conflict between the Agreement and this Amendment, it is understood and agreed that the provisions of this Amendment shall control.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Principal Underwriting Agreement to be signed by their respective duly authorized representative as of the day and year first above written.



AFSG SECURITIES CORPORATION              PFL LIFE INSURANCE COMPANY

By: /s/ LISA A. WACHENDORF               By: /s/ WILLIAM L. BUSLER
    ----------------------                   ---------------------
    Lisa A. Wachendorf                       William L. Busler

Title: VICE PRESIDENT                    Title: PRESIDENT
        --------------                           ---------

                                    EXHIBIT A

     1.  PFL Life Variable Annuity Account A
     2.  PFL Endeavor VA Separate Account
     3.  PFL Wright Variable Annuity Account
     4.  PFL Retirement Builder Variable Annuity Account
     5.  PFL Endeavor Target Account
     6.  PFL Variable Life Account A


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